Exhibit 99.1

CONFIDENTIAL DRAFT RELEASE

ICONIX BRAND GROUP REPORTS REVENUE AND EARNINGS FOR THE FOURTH QUARTER AND FULL YEAR 2012

•	Q4 and FY 2012 revenue of $85.1 million and $353.8 million, respectively

•	Q4 and FY 2012 non-GAAP diluted EPS of $0.41 and $1.70, respectively

•	2012 free cash flow of $180.5 million

•	Acquires Lee Cooper, iconic global lifestyle brand with over 100-year heritage

•	Announces new $300 million share repurchase program

NEW YORK, New York—February 20, 2013 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the fourth quarter and year ended December 31, 2012.

Q4 2012 results for Iconix Brand Group, Inc.:

Total revenue for the fourth quarter of 2012 was approximately $85.1 million, as compared to approximately $95.5 million in the fourth quarter of 2011. EBITDA attributable to Iconix for the fourth quarter was approximately $50.0 million, as compared to approximately $57.3 million in the prior year quarter. Free cash flow attributable to Iconix for the fourth quarter was approximately $37.9 million, as compared to approximately $41.9 million in the prior year quarter. On a non-GAAP basis, as defined in the tables below, net income attributable to Iconix for the fourth quarter was approximately $28.9 million, as compared to approximately $31.3 million in the prior year quarter. Non-GAAP diluted EPS for the fourth quarter was $0.41 compared to $0.41 in the prior year quarter. GAAP net income attributable to Iconix for the fourth quarter was approximately $26.1 million, as compared to approximately $27.2 million in the prior year quarter and GAAP diluted EPS was $0.37 compared to $0.36 in the prior year quarter.

Full Year 2012 results for Iconix Brand Group, Inc.:

Total revenue for the full year 2012 was approximately $353.8 million, as compared to approximately $369.8 million for the prior year. EBITDA attributable to Iconix for 2012 was approximately $217.0 million as compared to approximately $229.6 million in the prior year. Free cash flow attributable to Iconix for 2012 was approximately $180.5 million as compared to $179.2 million for the prior year. On a non-GAAP basis, as defined in the tables below, net income attributable to Iconix for 2012 was approximately $122.0 million as compared to approximately $127.4 million in the prior year and non-GAAP diluted earnings per share for 2012 was approximately $1.70 versus $1.69 for the prior year. On a GAAP basis, net income attributable to Iconix for 2012 was approximately $109.4 million as compared to $126.1 million in the prior year and GAAP diluted earnings per share was $1.52 versus $1.67 for the prior year.

EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS are all non-GAAP metrics and reconciliation tables to the respective GAAP measures are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “Over the past year we have executed on several exciting initiatives that position our company for significant growth. We acquired three iconic brands, continued to expand our global footprint, signed a Peanuts movie deal and launched a new $1.1 billion securitization facility. Looking to 2013 and beyond, with our powerful portfolio of over 30 brands that are well diversified across numerous industries and geographies along with our strong balance sheet and financial flexibility, we look forward to delivering continued growth and value to our shareholders.”

2013 Guidance for Iconix Brand Group, Inc.:

To reflect the Company’s acquisition of Lee Cooper, the Company is raising its 2013 guidance as follows;

•	The Company is raising its revenue guidance to $425-$435 million from $415-$425 million

•	The Company is raising its non-GAAP diluted EPS guidance to $2.05-$2.15 from $2.00-$2.10

•	The Company is raising its 2013 GAAP diluted EPS guidance to $1.95-$2.05 from $1.90-$2.00

•	The Company is raising its 2013 free cash flow guidance to $203-$210 million from $196-$203 million.

This guidance relates to the Company’s existing portfolio of brands and does not include any additional acquisitions.

Other Company News:

The Company announced today that it acquired the Lee Cooper brand. Lee Cooper is an iconic global lifestyle brand with over a 100-year heritage. See separate press release for additional details.

The Company also announced today that its Board of Directors has authorized a program to repurchase up to $300 million of its common stock. See separate press release for additional details.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), ED HARDY (R), SHARPER IMAGE (R), UMBRO (R) and LEE COOPER (R). In addition, Iconix owns interests in the ARTFUL DODGER (R), ECKO (R), MARC ECKO (R), MATERIAL GIRL (R), PEANUTS (R), TRUTH OR DARE (R), BILLIONAIRE BOYS CLUB (R), ICE CREAM (R), MODERN AMUSEMENT (R), and BUFFALO (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion and market trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provides”, “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

# #

Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030

Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	(Unaudited)
	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
Licensing and other revenue	$85,131	$95,513	$353,818	$369,845
Selling, general and administrative expenses	39,802	43,589	138,368	140,985
Expenses related to specific litigation	—	2	—	94

Operating income	45,329	51,922	215,450	228,766
Interest and other expense, net	11,118	12,824	43,865	26,592
Equity earnings on joint ventures	(6,678)	(7,117)	(10,887)	(10,353)

Other expenses – net	4,440	5,707	32,978	16,239

Income before income taxes	40,889	46,215	182,472	212,527
Provision for income taxes	11,869	15,973	58,963	71,286

Net income	$29,020	$30,242	$123,509	$141,241

Less: Net income attributable to non-controlling interest	2,927	3,080	14,101	15,136

Net income attributable to Iconix Brand Group, Inc.	$26,093	$27,162	$109,408	$126,105

Earnings per share:
Basic	$0.38	$0.37	$1.57	$1.72

Diluted	$0.37	$0.36	$1.52	$1.67

Weighted average number of common shares outstanding:
Basic	67,894	73,888	69,689	73,111

Diluted	70,258	75,414	71,957	75,495

Selected Balance Sheet Items: (in thousands)	12/31/2012	12/31/2011
Total Assets	$2,481,738	$2,161,303
Total Liabilities	$1,181,898	$867,727
Total Stockholders’ Equity	$1,299,840	$1,293,576

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to the adoption of ASC Topic 470 as it relates to accounting for convertible debt.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

	(Unaudited) Three months ended		(Unaudited) Year ended
Net income reconciliation	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012		Dec. 31, 2011
Non-GAAP net income (1)	$28,884	$31,260	$121,990		$127,431

GAAP net income	$26,093	$27,162	$109,408		$126,105
Adjustments:
Non-cash interest related to ASC Topic 470	2,627	6,397	17,952		20,890
Non-cash gain related to investment in Ed Hardy	—	—	—		(21,465)
Write-off of deferred financing fees (including original issue discount)	1,411	—	1,411		2,651
Taxes related to above items	(1,247)	(2,299)	(6,781)		(750)

Net	2,791	4,098	12,582		1,326

Non-GAAP net income	$28,884	$31,260	$121,990		$127,431

	(Unaudited) Three months ended		(Unaudited) Year ended
Diluted EPS reconciliation	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012		Dec. 31, 2011
Non-GAAP diluted EPS (1)	$0.41	$0.41	$1.70	*	$1.69

GAAP diluted EPS	$0.37	$0.36	$1.52		$1.67
Adjustments for non-cash interest related ASC 470, non-cash gain related to investment in Ed Hardy, and write-off of deferred financing fees and original issue discount, net of tax	$0.04	$0.05	$0.17		$0.02

Non-GAAP diluted EPS	$0.41	$0.41	$1.70	*	$1.69

*	May not add due to rounding.

Forecasted Diluted EPS	Year Ending Dec. 31, 2013
	High	Low
Non-GAAP diluted EPS (1)	$2.15	$2.05

GAAP diluted EPS	$2.05	$1.95
Adjustments for non-cash interest related ASC 470, and non-cash non-recurring gains and charges, net of tax	$0.10	$0.10

Non-GAAP Diluted EPS	$2.15	$2.05

(1)	Non-GAAP net income and non-GAAP diluted EPS, are non-GAAP financial measures, which represent net income excluding any non-cash interest related to the adoption of ASC Topic 470 and non-cash non-recurring gains and charges, net of tax. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.
*	May not add due to rounding

(in thousands)	(Unaudited)		(Unaudited)
	Three months ended		Year ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2012	2011	2012	2011
EBITDA (2)	$49,970	$57,313	$216,963	$229,558

Reconciliation of EBITDA:
Net Income	26,093	27,162	109,408	126,105
Add: Income taxes	11,869	15,973	58,963	71,286
Add: Net interest expense and Ed Hardy gain	10,260	12,265	41,826	24,194
Add: Depreciation and amortization of certain intangibles	1,748	1,913	6,766	7,973

EBITDA	$49,970	$57,313	$216,963	$229,558

(2)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, non-cash gain/loss from sale of trademarks and re-measurement of investments, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

(in thousands)	(unaudited)		(unaudited)
	Three months ended		Year ended
	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
Free Cash Flow (3)	$37,869	$41,915	$180,485	$179,212

Reconciliation of Free Cash Flow:
Net Income	26,093	27,162	109,408	126,105
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash gain/loss from sale of trademarks and re-measurement of investments. (4)	12,276	15,274	72,675	56,349
Less: Capital expenditures	(500)	(521)	(1,598)	(3,242)

Free Cash Flow	$37,869	$41,915	$180,485	$179,212

(in thousands)	Year Ending Dec. 31, 2013
	High	Low
Forecasted Free Cash Flow (3)	$210,000	$203,000

Reconciliation of Forecasted Free
Cash Flow:
Net Income	$137,000	$130,000
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash non-recurring gains and charges	76,000	76,000
Less: Capital expenditures	(3,000)	(3,000)

Forecasted Free Cash Flow	$210,000	$203,000

(3)	Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash non-recurring gains and charges, less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.
(4)	Reflects adjustment to previously reported amounts for quarterly flow of non-cash taxes for 2011 and has no impact on a full year basis.